EXHIBIT 99.1

Media Contact:	Investor Contact:
Aliza Rothman	Mila Birnbaum
Ogilvy Public Relations	Raindance
303-634-2672	303-928-3000
aliza.rothman@ogilvypr.com	ir@raindance.com
RAINDANCE COMMUNICATIONS TO ACQUIRE CERTAIN REVENUE-GENERATING ASSETS OF BCE
CONFERENCING
Purchase Allows Raindance to Extend Leadership through Expanded Services, Customer Base and
Strengthened Direct Sales Team
Louisville, Colo., September 28, 2005 - Raindance Communications, Inc. (Nasdaq: RNDC) announced today that it has entered into an agreement to acquire certain revenue-generating assets and assume certain related obligations of BCE Conferencing Inc., a subsidiary of Bell Canada, Canada’s largest communications company. Raindance will acquire these assets for approximately $6 million in cash. Raindance expects the transaction to be immediately accretive to earnings. Subject to customary closing conditions, the acquisition is anticipated to close on September 30, 2005.
“This acquisition is a solid step forward in continuing our marketplace momentum through an expanded customer base and by leveraging web opportunities through a strengthened sales force,” said Don Detampel, president and CEO of Raindance. “We look forward to combining our strengths to further expand the market opportunity in multimedia conferencing.”
BCE Conferencing delivers operator-assisted and reservationless audio conferencing, web conferencing and webcasting to its U.S.-based customers. Through this acquisition, Raindance will bring additional benefits to the newly acquired customers of BCE Conferencing, including tightly integrated audio conferencing, expanded web management tools and direct access to Raindance’s 24x7x365 customer support.
“Bell Conferencing Inc., BCE Conferencing’s parent company, and Raindance have enjoyed a long-standing partnership and this transaction is another step in the evolution of our relationship. We believe both companies will benefit from each other’s domain expertise to provide a greater range of enhanced voice and web services,” said Gordon Forsythe, Chief Operating Officer, Bell Conferencing. “I believe this will be an outstanding experience for our customers to become part of a team with such high standards for performance and support.”
About Raindance Communications
Raindance Communications, Inc. (NASDAQ: RNDC), the leader in integrated multimedia conferencing services and support, brings an entirely new level of simplicity and interaction to remote meetings and events. Its suite of best-in-class services, Raindance Seminar Edition and Raindance Meeting Edition, redefine the everyday meeting experience. Thousands of corporate customers currently use Raindance’s technology to more effectively communicate with colleagues, vendors, customers and partners around the world. For more information, please visit www.raindance.com or call 800.878.7326.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements, including expectations regarding the transaction being immediately accretive to earnings, the anticipated closing date, a growing partnership with Bell Canada, our ability to exploit the multi-media market opportunity, future company and service performance, market acceptance and customer adoption and increased use of our services. These statements are subject to risks and uncertainties, which could cause future events to differ materially. These risks and uncertainties include our ability to timely close the transaction, the acquired assets not performing as we anticipate, the failure or interruptions in the software, systems or network underlying Raindance’s services, competition from presently existing and new competitors, price pressure, and difficulties adopting new customers and increasing customer usage our services. Additional information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements can be found in Raindance Communications’ filings with the Securities and Exchange Commission. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. Raindance Communications assumes no obligation to update the forward-looking statements included in this document.
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